Pricing Supplement Dated December 14, 2000                        Rule 424(b)(3)
(To Prospectus Dated March 3, 2000)                           File No. 333-31166

                     GENERAL MOTORS ACCEPTANCE CORPORATION

                       Medium-Term Notes - Floating Rate

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Agent:                       Merrill Lynch, Lehman Brothers, Bear Stearns
Principal Amount:            $190,000,000.00
Agent's Discount
  or Commission:             $98,800.00
Net Proceeds to Company:     $189,901,200.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).

Issue Date:                  12/19/00
Maturity Date:               01/15/02

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Calculation Agent:  GMAC

Interest Calculation:
     /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate

                           / / Prime Rate          / / Federal Funds Rate

                           /X/ LIBOR (see below)   / / Treasury Rate

                           / / Other  (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   The 15th of each month commencing Dec 19, 2000 and
                        ending Dec 15, 2001.

Interest Payment Dates: The 15th of each month commencing Jan 15, 2001 and ending Jan 15, 2002.

Index Maturity:      1 Month
Spread (+/-):       +.06%

Day Count Convention:

      /X/ Actual/360 for the period from 12/19/00 to 01/15/02
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:

      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%

          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):

          Repayment Price:    %

Currency:

      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No

      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent

If as principal:

      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     /x/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:

      The Notes are being offered at a fixed initial public offering price of XX% of principal amount.